Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

DYNAVAX and astrazeneca Amend their agreement for Asthma Drug Candidate

AstraZeneca to conduct Phase 2a clinical study of AZD1419

BERKELEY, CA – 1/19/16 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the Company and AstraZeneca signed an amendment to their existing Research Collaboration and License Agreement under which, based on the strategic priorities of the two companies, AstraZeneca will now conduct a Phase 2a safety and efficacy trial of AZD1419 in asthma patients that was originally to be conducted by Dynavax.

In a previously reported Phase 1a study of the safety of 4 weekly doses of AZD1419 compared to placebo in 45 healthy volunteers, ascending doses were well tolerated with no serious adverse events observed in treated subjects. Additional endpoints assessing pharmacodynamics were met, with dose-dependent induction of interferon-regulated genes in sputum and blood cells.

On the basis of these encouraging results, the companies decided to bypass a planned Phase 1b trial and proceed to Phase 2a, a study that was to be conducted by Dynavax. As trial design progressed, AstraZeneca elected, with Dynavax’s full support, to conduct the study in house, consistent with AstraZeneca’s commitment to respiratory disease, one of the company’s three main therapy areas, and Dynavax’s increasing strategic focus on vaccines and immuno-oncology.

"Our partnership with AstraZeneca is focused on the advancement of AZD1419. This amendment will promote that objective by leveraging AstraZeneca’s expertise in international clinical development of respiratory products," said Eddie Gray, Chief Executive Officer of Dynavax.

AZD1419 is a proprietary, second-generation TLR9 agonist CpG oligodeoxynucleotide formulated for inhalation use. The Phase 2a study is planned to be initiated in 2016.  For more information on this project, visit www.astrazeneca.com/what-science-can-do/tlr-9.html#.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B™, a Phase 3 investigational adult hepatitis B vaccine and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information, visit www.dynavax.com.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of diseases in three main therapy areas - respiratory, inflammation, autoimmune disease (RIA), cardiovascular and metabolic disease (CVMD) and oncology – as well as in infection and neuroscience.  AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

Forward Looking Statements

This press release contains "forward-looking statements," including statements related to the expected initiation of a Phase 2a trial. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether the study will receive timely regulatory approval to proceed or results of completed studies can be replicated in further studies as well as difficulties or delays in discovery or development, initiation and completion of studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our AstraZeneca agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

Contact:

Michael Ostrach

Chief Financial Officer

510-665-7257

mostrach@dynavax.com